Exhibit 99.6

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600

For Immediate Release

ImageWare Systems Closes $6.6 Million Financing

SAN DIEGO, February 2, 2004 –ImageWare Systems, Inc. (AMEX:IW), a global provider of digital imaging, identification and biometric solutions, today announced that it has entered into an agreement to sell shares of common stock and warrants to purchase common stock in a private placement. The company has raised approximately $6.6 million from the private placement, which involved the sale of units consisting of one share of common stock and a warrant to purchase 0.20 shares of common stock. Each unit was priced at $3.65. The warrants, which are first exercisable six-months from today, will have a five-year term and an exercise price of $5.48 per share. A select group of prominent institutional investors lead this financing. The Shemano Group, a San Francisco-based investment firm, served as the placement agent for the transaction.

“These funds are an essential amendment to ImageWare’s balance sheet, and provide the additional balance sheet strength to aggressively pursue the markets we serve,” said Jim Miller, ImageWare’ s chairman and CEO. “We are very pleased to be able to secure this funding and to welcome such well-established institutional investors as shareholders of ImageWare.”

As a result of the transaction, ImageWare will issue approximately 1,800,000 new shares of common stock and warrants to purchase up to approximately 360,000 shares of common stock. The shares and the warrants will be issued following receipt of any necessary approvals from the American Stock Exchange, but in any event no later than February 13, 2004.  The Company expects to use the net proceeds of the private placement for working capital.

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About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is the leading global developer of digital imaging, identification and biometric software solutions for the corporate, government, law enforcement, professional photography, transportation, education and healthcare markets, among others. ImageWare’s secure credential and biometric product lines are used to produce ID cards, driver licenses, passports, national medical health cards, national IDs and more. The Company’s law enforcement and biometric product lines provide the public safety market with booking, investigative and identification solutions that can be accessed and shared via PC, Web and wireless platforms. ImageWare’s professional digital imaging product line provides professional photographers with automated, in-studio and mobile solutions to facilitate the transition from film-based photography to digital imaging. Founded in 1987, ImageWare is headquartered in San Diego, with offices in Canada, Germany and Singapore. For more information visit www.iwsinc.com.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to references to expected use of the net proceeds of the private placement. Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. Factors that could cause or contribute to such differences include but are not limited to: the risk that the company’s target markets will not grow as expected; risks related to our ability to generate cash internally or to obtain adequate capital for operations from outside sources; risks related to our acquisition strategies and the integration of acquired companies; risks associated with our dependence on a small number of large sales to customers with political purchasing constraints; risks related to our lengthy sales cycle; our reliance on third party systems integrators and on third party technology licenses; fluctuations in our operating results; continued new product introductions and market acceptance of our new products; new product introductions by competitors; technological changes in the digital imaging industry; uncertainties regarding intellectual property rights. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission.

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